Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 333-04259, 333-27169, 333-31107, 333-126986, 333-133334 and 333-159080) of Independent Bank Corp. of our reports dated March 10, 2010, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 10, 2010